Exhibit 10.30

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of November , 2015 by and among The Mutual Fund Store, LLC, a Missouri limited liability company (the “Employer”), and Financial  Engines, Inc., a Delaware Corporation and parent company of the Employer (the “Parent”), and John Bunch (“Employee”).

W I T N E S S E T H:

WHEREAS, the Employer and its Affiliates (as hereinafter defined) is in the business of providing personalized mutual fund management and other investment advisory services to investors through owned and franchised operations (the “Business”);

WHEREAS, upon consummation of the Merger Agreement (the “Merger Agreement”) between Parent, Kansas LLC, Kansas City 727 Acquisition Corporation and certain additional parties, Employer and certain other companies will become wholly owned subsidiaries of Parent (the “Merger”); and

WHEREAS, Employee, the Employer, and the Parent desire to continue an employment relationship with Employee on the terms provided herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the definitions set forth below.  Other capitalized terms used in this Agreement that are not defined in this Section 1 shall have the definitions given them in this Agreement.

(a) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with any person and/or (ii) any entity in which any person has a significant equity interest.

(b) “Board” means the Board of Directors of Parent.

(c) “Cause” means Employee has

(i) breached any fiduciary duty or this Agreement or any restrictive covenants (including confidentiality, non-competition and non-solicitation) relating to the Employer and its Affiliates, and failed to cure such breach within 30 days (except in no case may Employee be entitled to more than one right to cure with respect to this Section 1(c)(i) in any 12-month period);

(ii) failed to use his best efforts to promote the interests of the Employer or any of its Affiliates or to devote his full business time and efforts to the business and affairs of the Employer and its Affiliates, or engaged in insubordination and if any such failure or insubordination is not cured within 10 days after written notice to Employee by the Employer or any of its Affiliates (except in no case may Employee be entitled to more than one right to cure with respect to this Section 1(c)(ii) in any 12- month period);

(iii) been grossly negligent or engaged in willful misconduct, fraud, embezzlement or material acts of dishonesty relating to the affairs of the Employer or any of its Affiliates;

(iv) engaged in any conduct or made any statement which materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Employer or any of its Affiliates;

(v) been convicted of or pled guilty or nolo contendere to (A) any misdemeanor relating to the affairs of the Employer or any of its Affiliates or involving actions causing material damage to the Employer’s or its Affiliates’ reputation or goodwill or (B) any felony;

(vi) failed to maintain his primary, full-time residence in the greater Kansas City metropolitan area;

(vii) abused drugs or alcohol in a manner that impeded Employee’s performance; or

(viii) engaged in a willful violation of any federal or state securities laws, rules or regulations.

(d) “Change of Control” means a sale of all or substantially all of the Parent’s assets, or any merger or consolidation of Parent with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Parent outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Parent, or such surviving entity, outstanding immediately after such transaction.

(e) “Compensation Committee” means the Compensation Committee of the Board.

(f) “Disability” means illness (mental or physical) or injury which, in the good faith and reasonable determination of the Board, results in Employee being unable to perform Employee’s duties for an aggregate of 120 days (whether or not consecutive) during any 12-month period.

(g) “Effective Date” means the Closing Date as defined in the Merger Agreement.

(h) “Good Reason” means, without Employee’s consent, the occurrence of any of the following:

(i) a material diminution of Employee’s authority, duties, position or responsibilities relative to Employee’s authority, duties, position or responsibilities in effect immediately prior to such reduction (provided that for this purpose, Employee’s authority, duties, position and responsibilities will not be deemed to be materially diminished if, following a Change of Control or in connection with such reorganization of the Parent’s businesses as contemplated by Section 2(a), Employee retains the same authority, duties and responsibilities with respect to the Business or the business with which the Business is operationally merged or subsumed), it being understood that a change in Employee’s title shall not by itself be a basis for termination for Good Reason;

(ii) a material reduction in Employee’s Base Compensation, other than in connection with an across-the-board reduction applicable to all senior executives of the Employer;

(iii) a material change in Employee’s principal work location to a location outside of the Kansas City, Missouri metropolitan area; or

(iv) a material breach of this Agreement by  the Employer or Parent (or one of their respective Affiliates).

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless Employee gives written notice to the Employer and Parent of termination of employment within 30 days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and Employer and Parent have failed within 30 days after receipt of such notice (the “Cure Period”) to cure the circumstances constituting Good Reason.  In the event that the Employer fails to remedy the condition constituting Good Reason during the Cure Period, Employee’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

2. Employment and Duties; Term and Effectiveness; Location.

(a) Employment and Duties.  Subject to the terms hereof, the Employer hereby employs Employee as the President of the Employer, and Employee accepts such employment with the Employer on the terms set forth in this Agreement. In such capacity, Employee shall perform the duties appropriate to such office or position, and such other duties and responsibilities as are assigned to him consistent with his position with Parent and its Affiliates from time to time by the Chief Executive Officer of the Parent (the “CEO”) in its reasonable discretion. Employee understands that his duties will include responsibility for the Parent’s business unit providing certain advisory services and that following the Merger, subject to Section 1(h)(i), Parent may reorganize the subsidiaries and divisions through which it conducts the business carried on by the Employer prior to the Merger.  Employee agrees that, during the term of his employment with the Employer, he shall devote his full working time and best efforts to the performance of his duties under this Agreement for and on behalf of the Employer and its Affiliates.  During the Term, Employee further agrees to follow all reasonable and customary compliance rules and programs and other policies or procedures adopted by the Employer, the Parent or any of their Affiliates from time to time, including without limitation, reasonable and customary rules and programs related to personal investments and outside board involvement.

(b) Term and Effectiveness.  The initial term shall commence on the Effective Date, and end on the fourth anniversary of the Effective Date (the “Initial Term”), unless Employee’s employment has earlier terminated.  At the expiration (but not earlier termination) of the Initial Term and any subsequent “Renewal Term” (as defined below), the term of this Agreement shall automatically renew for additional periods of one year (each, a “Renewal Term”, and together with the Initial Term, the “Term”), unless Employee’s employment has earlier terminated or any party hereto has given the other party written notice of non-renewal at least 60 days prior to the expiration date of the Initial Term or the Renewal Term, as applicable.  In the event that any party has given written notice of non-renewal, and Employee’s employment with the Employer continues after the expiration of the Initial Term or any Renewal Term, such post-expiration employment shall be “at-will” and any party may terminate such employment with or without notice and for any reason or no reason.

(c) Location of Employment.  Employee’s principal work location shall be the Kansas City, Missouri metropolitan area, Employee shall maintain his primary, full-time residence in the Kansas City metropolitan area.

3. Compensation and Investment. Subject to the terms of this Agreement, while Employee is employed by the Employer during the Term, in consideration for services rendered, the Employer shall compensate him for his services as follows:

(d) Cash Compensation.  Employee shall be eligible for annual cash compensation opportunity of at least $1,150,000, which shall consist of the following:

(i) Base Compensation.  Employee shall receive an aggregate annual base salary of $525,000 beginning on the Effective Date (the “Base Compensation”).  Such Base Compensation shall be payable in accordance with the regular payroll practices of the Employer.  The Parent shall on an annual basis review the amount of Base Compensation.

(ii) Bonus.  For the fiscal year of the Employer ending December 31, 2016, provided Employee remains employed to December 31, 2016, Employee shall be entitled to receive a guaranteed bonus of $625,000.  For each subsequent fiscal year of the Employer ending during the Term, Employee shall be eligible under Parent’s Executive Cash Incentive Plan (the “CIP”) (or its successor plan or program) to earn on an annual basis a cash bonus of up to $625,000 for “at target” performance based on performance and the attainment of goals that are mutually agreed upon by Employee and the Parent (the “Bonus”).  The actual amount of the Bonus will be determined in the sole discretion of the Compensation Committee.  Any earned Bonus will be paid in accordance with the terms of the CIP (or its successor plan or program).

(e) Equity Compensation.

(iii) Employee shall, subject to approval of the Compensation Committee, receive equity compensation awards for common stock of Parent with an aggregate Black-Scholes value of Three Million Dollars ($3,000,000) determined as of or proximate to the grant date (the “Initial Equity Awards”) (for purposes of such valuation, the restricted stock units (the “RSUs”) shall be valued based upon the grant date fair market value of the underlying Parent common stock and stock options shall be valued in accordance with parent’s generally applicable valuation methodology).  One-half of the value of such Initial Equity Awards shall be provided in the form of stock options and one-half in the form of RSUs.  The Initial Equity Awards shall be granted during the first open trading window of the Parent following the Effective Date at which awards are made to executive officers of Parent, but in no event later than February 29, 2016 (assuming the Effective Date has occurred prior thereto). The stock options and RSUs shall vest based on continued service, with 25% of the stock options vesting on the first anniversary of the Effective Date and an additional 1/48th vesting monthly over the following 36 months, and the RSUs vesting 25% on the first anniversary of the Effective Date and an additional 25% on each the following three (3) annual anniversary dates. The Initial Equity Awards shall be subject to the terms of the Parent’s Amended and Restated 2009 Stock Incentive Plan and the award agreements, which shall be consistent with those generally applicable to similarly situated Parent employees, provided that such shall the Initial Equity Awards contain restrictive covenants that are in any respect more restrictive than those contained herein.

(iv) Beginning for 2017, Employee shall also be considered annually by the Compensation Committee to receive additional discretionary awards of equity compensation.

(f) Vacation/PTO.  Employee shall be entitled to five weeks of vacation in each calendar year during the Term, in accordance with the Employer’s standard vacation policy or paid time off policy promulgated from time to time; provided, however, that except as otherwise provided by applicable law, (i) the Employer shall not pay Employee any additional compensation for any vacation time which is not used prior to the end of a calendar year or any earlier termination of employment, and (ii) any vacation time which is not used prior to the end of a calendar year may not be used in any subsequent year.  If during the Term, Employee is employed by the Employer for only part of a calendar year, Employee shall be entitled to a pro rata amount of vacation days during such partial calendar year.

(g) Benefits.  During the Term, Employee shall be entitled to participate in any employee benefit plans (including retirement, medical, dental, health, insurance, fringe benefit and other executive benefit plans) generally provided by the Employer to other senior executives of Parent and its Affiliates, but only to the extent provided in such employee benefit plans and subject to eligibility requirements of such plans, and for so long as Parent and its Affiliates provides or offers such benefit plans. Notwithstanding the preceding, until such time as the Employer’s employee benefit plan coverage is transitioned to Parent’s employee benefit plans, Employee shall receive such benefits as are provided under the Employer’s employee benefit plans. Parent and its Affiliates reserve the right to modify, amend or terminate such benefit plans at any time without prior notice.

(h) Expense Reimbursement.  Employee shall be entitled to be reimbursed in accordance with the policies of Parent and its Affiliates, as adopted from time to time, for all reasonable, ordinary and necessary expenses incurred by Employee in connection with the performance of Employee’s duties of employment hereunder, including but not limited to travel, entertainment, professional dues and subscriptions.

4. Termination.

(i) Termination Events.  This Agreement shall terminate upon expiration of the Term.  This Agreement and Employee’s employment shall terminate automatically upon Employee’s death during the Term.  In addition, this Agreement and Employee’s employment may be terminated as follows:

(i) by the Employer or Employee upon expiration of the Initial Term or any Renewal Term, subject to the notice requirements of Section 2(b);

(ii) by mutual agreement of the Employer and Employee;

(iii) by the Employer, immediately, without any advance notice (except to the extent, if any, required under Section 1(c) hereof) from the Employer, for Cause;

(iv) by the Employer, due to the Disability of Employee;

(v) by the Employer, upon 10 days’ prior written notice, without Cause; and

(vi) by Employee for Good Reason; or

(vii) by Employee without Good Reason, upon 90 days’ prior written notice (which notice period may be waived by the Employer in its sole discretion, in which case the Employer’s obligations under this Agreement shall cease, except as provided in Section 4(b) below).

(j) Obligations Upon Termination Other than by the Employer without Cause or by Employee for Good Reason.  Upon any termination of Employee’s employment under this Agreement other than pursuant to Section 4(a)(v) or 4(a)(vi), Parent or its Affiliate shall pay to Employee (i) all earned and unpaid Base Compensation and eligible expense reimbursements (consistent with Section 3(e)) through the termination date and (ii) any Bonus amounts that are earned with respect to a fiscal year ending prior to the date of termination but unpaid as of the date of termination (the “Accrued Obligations”).  The Accrued Obligations shall be paid as soon as reasonably practicable following Employee’s date of termination and in no event later than 30 days following the date of termination and, with respect to any such Bonus, in no event later than the date such Bonus would otherwise be payable.

(k) Obligations Upon Termination by the Employer without Cause or for Good Reason.  In the event of a termination of this Agreement and Employee’s employment pursuant to Section 4(a)(v) or 4(a)(vi), Parent or its Affiliates shall timely pay to Employee all Accrued Obligations.  In addition, Parent or its Affiliates shall pay to Employee an amount equal to (i) 50% of Base Compensation, which payment shall be made in equal installments during the six-month period following the date of termination in accordance with the Employer’s regular payroll practices beginning on the 61st day following the date of termination (with any installments due during the 60 days following the termination date, payable on the 61st day); (ii) 50% of the Bonus awarded to Employee in respect of the completed fiscal year of the Employer immediately preceding the year of termination, which payment shall be made on the date that is six months following the date of termination; and (iii) if such termination is during the period beginning two months prior to the date of a Change of Control and ending one year following the date of Change of Control, full accelerated vesting of the Initial Equity Awards provided for in Section 3(b)(i) (the sum of the amounts described in clauses (i), (ii) and, if applicable, (iii), the “Severance Amount”); provided that (x) Employee executes and delivers to the Employer, and does not revoke, a release of all claims against Parent, the Employer and their Affiliates (other than claims relating to Employee’s rights with respect to (1) his vested rights under employee benefit plans, (2) indemnification rights under applicable law or the organizational documents of Parent, the Employer and their respective Affiliates or an indemnification agreement, and (3) rights under applicable director and office liability insurance policies) (a “Release”), which Release has become irrevocable prior the 61st day following the date of termination, and (y) Employee is not in breach as of the date of termination of any provisions of this Agreement or any restrictive covenants (including confidentiality, non-competition and non-solicitation) to the Employer and its Affiliates, and does not commit a material breach of such provisions at any time during the period over which the Severance Amount is payable as set forth above (the “Payment Period”).  Parent’s and its Affiliates’ obligation to make such payments shall be canceled upon the occurrence of any such breach.  In no event shall the Release contain restrictive covenants that are in any respect more restrictive than those contained herein.  Notwithstanding anything in this paragraph to the contrary, if a Release is not executed and delivered to the Employer within 60 days of such termination of employment (or if such Release is revoked in accordance with its terms), the Severance Amount shall not be paid.  Except as set forth in this subsection, the Employer shall have no obligation to pay Employee any form of separation payment or other type of severance payment.

(l) Full Settlement.  The payments and benefits provided under this Section 4 shall be in full satisfaction of the obligations to Employee under this Agreement upon his termination of employment or this Agreement, notwithstanding the remaining length of the Term, and in no event shall Employee be entitled to severance pay or benefits (or other damages in respect of a claim for breach of this Agreement based on termination of Employee’s employment or this Agreement) beyond those specified in this Section 4.  The benefits to which Employee and/or Employee’s family (or estate) may be entitled upon such termination pursuant to the plans, benefits, programs and arrangements referred to in Section 4(d) hereof shall be determined and paid in accordance with the terms of such plans, benefits, programs and arrangements.

(m) Effect of Termination on Other Positions.  If, on the date of termination of employment or this Agreement, Employee is a member of the board of directors of the Employer or any of the Employer’s Affiliates, or holds any other position with Parent or its Affiliates, unless otherwise requested by the Parent, Employee shall be deemed to have resigned from all such positions as of the date of his termination of employment with the Employer.  Employee agrees to execute such documents and take such other actions as the Employer and the Parent may reasonably request to reflect such resignation.

5. Restrictive Covenants.

(n) Client Confidences and Confidential Information.

(i) Client Confidences.  The Employer’s and its Affiliates’ clients expect that the Employer will hold all business-related matters, including the fact that they are doing business with the Employer and the specific matters on which they are doing business, in the strictest confidence (“Client Confidences”).  The term Client Confidences will not, however, include information which (A) is or becomes publicly available, other than as a result of a breach by Employee of this Agreement or any restrictive covenants (including confidentiality, non-competition and non-solicitation) relating to the Employer and its Affiliates, or (B) is or becomes available to Employee on a non-confidential basis from a source other than the Employer or any of its Affiliates or representatives and outside of the course of such Employee’s employment with the Employer and its Affiliates.

(ii) Confidential Information.  Employee also acknowledges that, during the course of his employment, he will have access to information relating to the Employer’s and its Affiliates’ business that provides the Employer and its Affiliates with a competitive advantage, that is not generally known by persons not employed by or providing services for the Employer and its Affiliates and that could not easily be determined or learned by someone outside the Employer and its Affiliates (“Confidential Information”).  Such Confidential Information includes both written information and information not reduced to writing and includes, without limitation: (A) the identity of the Employer’s and its Affiliates’ clients and prospective clients, including names, addresses and phone numbers, the characteristics, preferences and investment strategies of those clients, the types of services provided to and ordered by those clients; (B) the Employer’s and its Affiliates’ internal corporate policies related to those services, price lists, fee arrangements and terms of dealings with clients; (C) the identity of the Employer’s and its Affiliates’ sources in the field and off-site consultants and the terms and conditions on which the Employer and its Affiliates transact business with those sources and consultants; (D) financial and sales information, including the Employer’s and its Affiliates’ financial condition and performance and the compensation paid to other employees of the Employer and its Affiliates; (E) information relating to inventions, discoveries and formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans of the Employer and its Affiliates and (F) all Employer Intellectual Property (as hereinafter defined).  The term Confidential Information will not, however, include information which (1) is or becomes publicly available, other than as a result of a breach by Employee of this Agreement or any restrictive covenants (including confidentiality, non-competition and non-solicitation) relating to the Employer and its Affiliates, or (2) is or becomes available to Employee on a non-confidential basis from a source other than the Employer or any of its Affiliates or representatives and outside of the course of such Employee’s employment with the Employer and its Affiliates.  Employee acknowledges that the Employer and its Affiliates have gathered such information at great cost and over time and that such information is not generally known and cannot easily be obtained from publicly available sources.

(iii) Restriction on Use of Client Confidences and Confidential Information.  Employee agrees that, both during and after his employment with the Employer, he will hold all Client Confidences and Confidential Information in a fiduciary capacity and will not directly or indirectly (A) use any Client Confidences or Confidential Information, other than in furtherance of the business of the Employer and its Affiliates, or (B) disclose any Client Confidences or Confidential Information, other than disclosure (1) to a director, officer, employee, attorney or agent of the Employer or its Affiliates who, in Employee’s reasonable good faith judgment, has a need to know the Client Confidences, Confidential Information or information derived therefrom or (2) as required by law, rule, regulation, court order, or any governmental, judicial or regulatory process, provided that in any event described in the preceding clause (2), (I) Employee shall promptly notify the Employer as is practicable and not prohibited by law, and consult with and reasonably assist the Employer, at the Employer’s sole expense, in seeking a protective order or request for another appropriate remedy, (II) in the event that such protective order or remedy is not obtained, or if the Employer waives compliance with the terms of the preceding clause (I), Employee shall disclose only that portion of the Client Confidences or Confidential Information that, on the advice of Employee’s legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to assure that confidential treatment shall be accorded to such Client Confidences or Confidential Information by the receiving person or entity and (III) to the extent practicable and permitted by applicable law, the Employer shall be given an opportunity to review the Client Confidences or Confidential Information prior to disclosure thereof.

(iv) Ownership of Client Confidences and Confidential Information.  Employee acknowledges that any documents received or created by him during the course of his employment by the Employer or his involvement or relationship with the Employer and its Affiliates that contain or pertain to Client Confidences or Confidential Information are and will remain the sole property of the Employer and its Affiliates.  Such documents include, without limitation, files, memoranda, correspondence, reports, client records, contact lists and compilations of information, however such information may be recorded and whether on hard copy or on a computer disk or magnetic disk or CD-ROM.  Employee agrees to return all such documents (including all copies) promptly upon the termination of his employment and agrees that, during and after his employment, he will not, without the written consent of an officer of the Employer, disclose those documents to anyone outside the Employer organization or use those documents for any purpose other than as expressly provided herein.

(o) Intellectual Property.

(v) Employee agrees to disclose promptly to the Employer all ideas, inventions, discoveries, improvements, designs, formulae, processes, production methods and technological innovations (which, together with all intellectual property rights that might be available therein including, without limitation, patents, copyrights and trade secrets, shall hereinafter be referred to as “Intellectual Property”), whether or not patentable, which Employee has conceived or made or may hereafter conceive or make, alone or with others, in connection with his employment by the Employer or his involvement or relationship with the Employer and its Affiliates either prior to or after the date of this Agreement, whether or not during working hours, and which (A) relate specifically to the business of the Employer and its Affiliates; (B) are based on or derived from Employee’s knowledge of the actual or planned business activities of the Employer and its Affiliates; or (C) are developed using existing Intellectual Property belonging to the Employer and its Affiliates (collectively, “Employer Intellectual Property”).

(vi) Employee agrees to assign, and does hereby assign, to the Employer (and to bind his heirs, executors and administrators, to assign to the Employer) all Employer Intellectual Property, regardless of when such Employer Intellectual Property was created.

(vii) Without further compensation but at the Employer’s expense, Employee agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents, and in general do all lawful things reasonably requested of Employee by the Employer and its Affiliates to enable the Employer and its Affiliates to obtain, maintain and enforce its rights to such Employer Intellectual Property.

(viii) All of Employee’s work product during his employment hereunder or during his involvement or relationship with the Employer and its Affiliates and all parts thereof shall be “work made for hire” for the Employer and its Affiliates within the meaning of the United States Copyright Act of 1976, as amended from time to time, and for all other purposes, and Employee hereby quitclaims and assigns to the Employer any and all other rights he may have or acquire therein.  Accordingly, all right, title and interest in any and all materials, or other property, including, without limitation, trademarks, service marks and related rights, whether or not copyrightable, created, developed, adapted, formulated or improved by Employee (whether alone or in conjunction with any other person or employee), constituting Employer Intellectual Property shall be owned exclusively by the Employer.  Employee will not have or claim to have under this Agreement, or otherwise, any right title or interest of any kind or nature whatsoever in any Employer Intellectual Property.

(p) Presentation of Corporate Opportunities to CEO.  During the Term, any opportunity to use or to exploit any of the Intellectual Property that could be reasonably characterized as Employer Intellectual Property shall be deemed to be a “corporate opportunity” (whether or not Parent or its Affiliates are corporations governed by the General Corporation Law of the State of Delaware) that must be offered to the Employer and the Parent before being pursued by Employee outside of the scope of his employment hereunder.  If Employee wishes to pursue any such opportunity during the Term outside the scope of his employment hereunder, Employee shall present such Intellectual Property to the CEO, which shall consider the relevance and appropriateness of such Intellectual Property to the Employer and its Affiliates and determine reasonably and in good faith whether such Intellectual Property should be deemed to be Employer Intellectual Property within the meaning of this Section 5.  Such consideration and determination shall be made by the CEO and shall be final, conclusive and binding on the Employer, the Parent, and Employee.

(q) Non-competition.

(ix) Employee agrees that, during the period commencing on the Effective Date and ending on (A) the conclusion of the Payment Period (which for this purpose shall end on the date on which the Employer ceases paying the Severance Amount as a result of a breach of the covenants in this Section 5) upon a termination by the Employer without Cause or by Employee for Good Reason, and (B) the date of termination of employment (which shall not occur until the expiration of any applicable notice period) upon a termination for any reason other than a termination by the Employer without Cause or by Employee for Good Reason, Employee shall not, directly or indirectly, alone or in association with any other person, own any equity interests in, manage, operate, advise, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), render services to or in any way participate in the business of, any person, in whatever form, engaged in any Protected Business (as defined below); provided, however, that nothing herein shall prohibit Employee from (i) being a passive owner of not more than 4.9% of the outstanding equity interests in any entity which has equity securities listed on a national stock exchange or other public market, so long as Employee has no active participation in the business of such entity, (ii) owning equity interests of, managing, operating, advising, controlling, being employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), rendering services to or in any way participating in the business of, a franchisee of the Employer or any of its Affiliates or (iii) engaging in the Protected Business on behalf of the Employer or its Affiliates in connection with any agreement between Employee and the Employer or any of its Affiliates, including in connection with the performance of Employee’s duties pursuant to this Agreement.

(x) For purposes of this Agreement, a “Protected Business” is (A) any business in which the Employer or its Affiliates are engaged during the period of Employee’s employment, including but not limited to any business (x) engaged in providing fee based investment or financial advice to individual or institutional clients, or (y) engaged in any way in the production, distribution or broadcasting of investment advice, investment strategies, or the evaluation of investment options through the medium of radio, or (B) any business in which the Employer or any of its Affiliates has taken active steps, as supported by the records of the Employer or any of its Affiliates, to become engaged on or prior to the date of termination, in each case in North America (including by engaging in any of the foregoing for North American clients or audiences) or any part thereof or any other part of the world in which the Employer or any of its Affiliates is engaged in business on the date of termination.

(r) Customer Non-Solicitation.  Employee agrees that, during the period commencing on the Effective Date and ending on (i) the conclusion of the Payment Period (determined without regard to any breach of the covenants in this Section 5) upon a termination by the Employer without Cause or by Employee for Good Reason, and (ii) the date that is one year after Employee’s date of termination of employment upon a termination for any reason other than a termination by the Employer without Cause or by Employee for Good Reason (the applicable period, the “Non-Solicit Period”), Employee shall not, directly or indirectly, alone or in association with any other person, induce or attempt to induce any client (including any investment advisory client), customer (whether former or current), supplier, licensee, franchisee or other business relation of the Employer or any of its Affiliates (including any franchised store location) to cease doing business with the Employer or any Affiliate, divert all or any portion of their business to any competitor of the Employer or any such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, franchisee or business relation, on the one hand, and the Employer or any such Affiliate, on the other hand.  The foregoing shall not prohibit general advertising not specifically targeted at clients, customers, suppliers, licensees, franchisees or other business relations of the Employer or any of its Affiliates.

(s) Employee Non-Solicitation/Non-Hire.  Employee agrees that, during the Non-Solicit Period, Employee shall not, directly or indirectly, alone or in association with any other person, (a) except in the good faith performance of his duties to the Employer or any of its Affiliates, induce or attempt to induce any employee, franchisee or independent contractor (related to the business of the Employer) of the Employer (including any affiliated investment adviser) or any of its Affiliates (including any franchised store location) or any person who was any of the foregoing in the 12 months prior to such date to leave the Employer or any such Affiliate, or in any way interfere with the relationship between the Employer or any such Affiliate, on the one hand, and any employee, franchisee or independent contractor (including any affiliated investment adviser) thereof, on the other hand, or (b) hire any person who was an employee, franchisee or independent contractor of the Employer (including any affiliated investment adviser) or any of its Affiliates (including any franchised store location) or any person who was any of the foregoing in the 12 months prior to such date.  The foregoing shall not prohibit general advertising not specifically targeted at employees, franchisees, independent contractors or affiliated investment advisers of the Employer or any of its Affiliates (including any franchised store location), and shall not prohibit the hiring of any person beginning 12 months after such person is no longer employed by the Employer or any such Affiliate, provided that the preceding clause shall not permit Employee to take any action that would violate or conflict with the covenants and agreements set forth in this Section 5 or any other agreement with the Employer and its Affiliates and shall in no way limit or affect Employee’s obligations under such covenants and agreements.

(t) Non-Disparagement.  While Employee is employed by the Employer or one if its Affiliates and thereafter following Employee’s termination of employment for any reason, Employee agrees not to make or cause to be made any negative or adverse statement (oral or written) to other persons or entities concerning the business, operations, strategies, prospects, intellectual property, condition, practices or reputation of the Employer or any of its Affiliates or any of their respective directors, shareholders, officers, directors, employees, clients, investors or partners.

6. Release. Employee acknowledges that the Employer and its Affiliates may use the image, likeness, voice, or other characteristics of Employee in the services, materials, computer programs and other deliverables that Employee provides as a part of this Agreement (“Deliverables”).  Employee hereby consents to the use of such characteristics of Employee by the Employer in the products or services of the Employer, and releases the Employer, its agents, contractors, licensees and assigns from any claims which Employee has or may have from invasion of privacy, right of publicity, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

7. Enforcement. Employee understands that the execution of this Agreement is conditioned on Employee’s acceptance of the restrictions contained in Section 5.  Employee acknowledges that the restrictions contained in Section 5 are fair, reasonable and necessary for the protection of the legitimate business interests of the Employer and its Affiliates that the Employer or its Affiliates will suffer irreparable harm in the event of an actual or threatened breach of any such provision by Employee.  Employee therefore agrees that the Employer or its Affiliate may seek the entry of a restraining order, preliminary injunction or other court order to enforce such provisions and expressly waives any security that might otherwise be required in connection with such relief.  Employee also agrees that any request for such relief by the Employer or its Affiliate shall be in addition and without prejudice to any claim for monetary damages which the Employer or its Affiliate might elect to assert.  Employee agrees that the terms of Section 5 are in addition to, and not in limitation of, any other restrictive covenants agreed to by Employee with respect to the Employer or its Affiliates, including without limitation the organizational documents of the Employer.  The provisions of this Agreement do not in any way limit or abridge any rights of the Employer under the law of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of the Employer’s rights under this Agreement.  For all purposes of Sections 5, 6 and 7, the terms “Employer” means the Employer and each of its Affiliates, and their respective successors and assigns.

8. No Conflicting Obligations. Employee represents and warrants to the Employer and Parent that he is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.  Employee acknowledges that he is not to bring with him to the Employer and its Affiliates, or use or disclose to the Employer and its Affiliates, any confidential or proprietary information belonging to any other person or entity with respect to which Employee owes an obligation or confidentiality under any agreement or otherwise.  The Employer and its Affiliates do not need and will not use such information, and the Employer and its Affiliates will assist Employee in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  The Employer and its Affiliates expect Employee to abide by any obligations to refrain from soliciting any person employed by any former employer or any client or customer of any former employer and suggest that Employee refrain from having any contact with such persons until such time as any applicable non-solicitation obligation expires.

9. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its principles of conflicts of laws.  The parties hereto irrevocably submit to the jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction, any state or federal court sitting in or for New Castle County, Delaware) with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding.  Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.  Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 9.

10. Clawback Policy. The Employee shall be subject to and shall comply with the terms of all applicable securities, tax and stock exchange laws, rules, regulations and requirements, and such corporate policies adopted by Parent from time-to time to comply with any such laws, rules and regulations, providing for the forfeiture, recoupment or repayment of compensation to Employee, in whatever form provided.  For the avoidance of doubt, nothing contained herein shall prohibit Employee from contesting or appealing an allegation or finding that any portion of his compensation is subject to forfeiture, recoupment or repayment.

11. Indemnification. The Employee shall be entitled to indemnification to the fullest extent provided under the terms of the organizational documents of Parent and its Affiliates and in a manner no less favorable than that provided to any other officers of the Parent (without regard to whether Employee is designated as an officer of Parent).  The Employer or Parent also shall procure and maintain at its sole cost directors and officers and errors and omissions liability insurance, with such coverages and in such amounts as reasonably determined by the Parent from time to time, but in no event less favorable than those applicable to any other officer of Parent (without regard to whether Employee is designated as an officer of Parent), which shall apply during the Term and thereafter during the period in which Employee may be subject to liability for acts and omissions to act in connection with his employment or service to, or involvement with, the Employer and its Affiliates.  The provisions of this Section 11 shall survive the termination of this Agreement; shall also inure to the benefit of the heirs and personal representatives of Employee; and shall not be exclusive of any other rights available to Employee.

12. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement, including, without limitation, any provision of Section 5 hereof, is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.

13. Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Employee’s employment, or of this Agreement (including without limitation, the terms of Sections 5 and 11), shall so survive such termination.

14. No Defense. The existence of any claim, demand, action or cause of action of Employee against the Employer or its Affiliate, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Parent, the Employer, or their Affiliates of any covenant or agreement of Employee contained in Section 5 or 6 herein.

15. Tax Withholding.  Parent and its Affiliates. The Employer may (but, unless otherwise required by applicable law, shall not be obligated to) withhold from any amounts or benefits payable under this Agreement applicable federal, state, city or other taxes.

16. Notices. Any notices, demands and communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally or actually received, (b) three business days after being mailed, certified mail, return receipt requested, (c) one business day after being sent by a nationally recognized overnight delivery service, or (d) if sent via facsimile or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such fax or other electronic transmission, to the parties as set forth below or at such other address as may have been furnished by a party to the other party in accordance with the foregoing:

(i)	If to the Employer:	The Mutual Fund Store, LLC
7301 College Boulevard
Suite 220
Overland Park, KS 66210
		Attention:	Board of Directors
		Facsimile:	913-319-8181

(ii)	If to Parent:	Financial Engines, Inc.
1050 Enterprise Way, 3rd Floor
Sunnyvale, California 94089
		Attention:	Chief Executive Officer
		Facsimile:	(___) ___-____

	With a copy to (which shall not constitute notice):	Financial Engines, Inc.
1050 Enterprise Way, 3rd Floor
Sunnyvale, California 94089
		Attention:	Compensation Committee of the Board of Directors
	Facsimile:	(___) ___-____

(iii)	If to Employee:

	With a copy to (which shall not constitute notice):	c/o The Mutual Fund Store, LLC
7301 College Boulevard
Suite 220
Overland Park, KS 66210
		Attn:	John Bunch
		Facsimile:	913-338-1990

17. Assignability. This Agreement is a personal contract requiring the provision of unique services by Employee, and Employee’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Employee.  Any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof (other than as may be required by law), shall constitute a material breach of this Agreement and shall be null and void ab initio.  This Agreement may not be assigned by the Employer without Employee’s consent other than in connection with an internal reorganization of the business and operations of the Parent and its Affiliates, a merger, consolidation, transfer or similar corporate transaction involving the Employer, or a sale of all or substantially all of the or equity interests or assets of the Employer, and in such case, the rights and obligations of the Employer and Parent hereunder will be binding upon and run in favor of the successors and assigns of the Employer and as used in this Agreement.  “Employer” shall mean the Employer as hereinbefore defined and any successor to their business and/or assets whether by operation of law, or otherwise.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19. TMFS LTIP. This Agreement shall not affect Employee’s right to receive any payments due under the terms of the TMFS Holdings LLC Long Term Bonus Plan (the “TMFS LTIP”) in connection with the Merger.  Employee’s rights to such payments under the TMFA LTIP shall be governed by the terms of the TMFS LTIP and Employee’s award agreement thereunder.

20. Complete Understanding; Amendments: Waiver. This Agreement is conditioned on the consummation of the transactions contemplated in the Merger Agreement, and if such transactions are not consummated, this Agreement shall be null and void ab initio. This Agreement and the documents referenced herein constitute the complete understanding between the parties with respect to the employment of Employee and, except as provided in Section 18, supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof (including, but not limited to the Employment Agreement dated March 12, 2014), and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified or amended (except as provided in Section 12 hereof and except as may be provided in the second to last sentence of this Section 20) except by a written instrument signed by each of the parties hereto.  No waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be effective or binding on any party unless it is in writing signed by the party charged with giving such waiver.  A waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived, and no waiver by any party hereto of a breach hereunder by the other party on any occasion shall constitute a waiver of the same breach on any subsequent occasion.  No delay on the part of the Employer, the Parent or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, no single or partial exercise by the Employer, the Parent or their Affiliates, or Employee of any such right or remedy shall preclude other or further exercise thereof and all remedies hereunder or by operation of law or equity shall be cumulative and not exclusive.  The Employer’s and the Parent’s obligations under this Agreement are subject to compliance with any applicable standards and restrictions imposed under law or regulation as in effect from time to time.  Notwithstanding anything herein to the contrary, in the event that the Employee and any of the other parties hereto previously executed or otherwise entered into an employment agreement, such employment agreement is null and void.

21. Titles and Captions: Construction. All section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope, meaning or intent of any provision hereof.  When used in this Agreement, (a) words denoting the singular include the plural and vice versa, (b) the terms “his” or “its” shall include all genders, (c) when calculating the period of time within or following which any act is to be done or notice given or other steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a “business day” in Kansas City, Kansas, then the period shall end on the next day which is a business day in Kansas City, Kansas, and (d) any reference to “herein,” “hereof,” “hereby,” “hereunder” or words of similar import shall mean and refer to this Agreement as a whole and not to any particular part hereof.

22. Notification of New Employer. In the event that Employee is no longer an employee of the Employer, Employee consents to notification by the Employer or the Parent to Employee’s new employer or its agents regarding Employee’s rights and obligations under this Agreement.

23. Section 409A.

(u) General.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto and any Internal Revenue Service or Treasury rules or other guidance issued thereunder (collectively, “Section 409A of the Code”), or an exemption to Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short- term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of taxes and penalties on Employee pursuant to Section 409A of the Code.  In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.  Any tax gross-up payment payable to Employee under this Agreement shall be paid within 60 days of the date of the payment giving rise to the tax gross-up payment and in no events later than the end of Employee’s taxable year next following the Employee’s taxable year in which the income or other related taxes on the payment giving rise to the tax gross-up are remitted to the Internal Revenue Service

(v) Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in- kind benefits is not subject to liquidation or exchange for another benefit.

(w) Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Employer as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Employee under this Agreement during the six-month period immediately following Employee’s separation from service (as determined in accordance with Section 409A of the Code) on account of Employee’s separation from service shall be accumulated and paid to Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”).  If Employee dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Employee’s death.

(x) Separation from Service.  Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of his “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-l(h).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Employee has hereunder set his hand, and the Employer and Parent have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

EMPLOYER
THE MUTUAL FUND STORE, LLC

By:	/s/ Raffaele Sudan
Name:	Raffaele Sudan
Title:	CFO

FINANCIAL ENGINES, INC.

By:	/s/ Lawrence M. Raffone
Name:	Lawrence M. Raffone
Title:	President & CEO

EMPLOYEE
/s/ John Bunch
John Bunch